                                  EXHIBIT 2.1



Portions of this exhibit have been omitted and separately filed with the Commission pursuant to a request for confidential treatment under Rule 24b-2. The location of those omissions is denoted by opening and closing brackets as
follows:[     ].

                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN


                                SL AUBURN, INC.


                                      AND


                          CHAMPION SPARK PLUG COMPANY



                               AS OF MAY 1, 1997

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I - PURCHASE AND SALE OF ASSETS
---------------------------------------
1.1.       Purchase and Sale of Assets................................................................................ 1
1.2.       Excluded Assets............................................................................................ 3
1.3.       Assumed Liabilities........................................................................................ 4
1.4.       Excluded Liabilities....................................................................................... 4

ARTICLE II - CONSIDERATION FOR TRANSFER
---------------------------------------
2.1.       Consideration.............................................................................................. 6
2.2.       Payment of Consideration at Closing........................................................................ 6
2.3.       Purchase Price Adjustment.................................................................................. 6
2.4.       Closing Statement of Net Assets............................................................................ 7
2.5.       Buyer's Review of Preliminary Closing Statement of Net Assets.............................................. 8
2.6.       Seller's Response to the Buyer's Letter.................................................................... 8
2.7.       Meeting to Resolve Proposed Adjustments.................................................................... 8
2.8.       Resolution by Accounting Arbitrator........................................................................ 9
2.9.       Notices Relating to the Closing Statement of Net Assets.................................................... 9
2.10.      Allocation................................................................................................ 10

ARTICLE III - THE CLOSING AND TRANSFER OF ASSETS
------------------------------------------------
3.1.       Closing................................................................................................... 10
3.2.       Deliveries by the Buyer................................................................................... 10
3.3.       Deliveries by the Seller.................................................................................. 10
3.4.       Consents/Nonassignable Contracts.......................................................................... 11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER
---------------------------------------------------------
4.1.       Organization and Qualification............................................................................ 12
4.2.       Authorization............................................................................................. 12
4.3.       No Violation.............................................................................................. 12
4.4.       Subsidiaries.............................................................................................. 13
4.5.       Consents and Approvals.................................................................................... 13
4.6.       Financial Statements...................................................................................... 13
4.7.       Absence of Undisclosed Liabilities........................................................................ 13
4.8.       Inventory................................................................................................. 14
4.9.       Accounts Receivable; Payables............................................................................. 14
4.10.      Intellectual Property..................................................................................... 14
4.11.      Absence of Certain Changes................................................................................ 15
4.12.      Contracts................................................................................................. 16
4.13.      Compliance with Applicable Laws; Permits and Licenses..................................................... 17
4.14.      Regulatory Reports........................................................................................ 18
4.15.      Agreements with Regulatory Agencies....................................................................... 18
4.16.      Customers of the Seller................................................................................... 18

                                                                                                                    PAGE
                                                                                                                    ----

4.17.      Representatives........................................................................................... 18
4.18.      Litigation................................................................................................ 18
4.19.      Brokers' Fees and Commissions............................................................................. 19
4.20.      Non-Compete Agreements.................................................................................... 19
4.21.      Powers of Attorney; Guaranties............................................................................ 19
4.22.      Knowledge of the Seller, Etc.............................................................................. 19
4.23.      Copies of Documents....................................................................................... 19
4.24.      Title to Purchased Assets................................................................................. 19
4.25.      Real Property............................................................................................. 19
4.26.      Machinery and Equipment................................................................................... 20
4.27.      Sufficiency of Assets..................................................................................... 20
4.28.      Product Liability......................................................................................... 20
4.29.      Product Warranty.......................................................................................... 20
4.30.      Insurance................................................................................................. 20
4.31.      Taxes..................................................................................................... 21
4.32.      Tax Liens................................................................................................. 21
4.33.      No Liabilities for Claims................................................................................. 21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER
-------------------------------------------------------
5.1.       Organization and Qualification............................................................................ 21
5.2.       Authorization............................................................................................. 21
5.3.       No Violation.............................................................................................. 22
5.4.       Consents and Approvals.................................................................................... 22
5.5.       Broker's Fees and Commissions............................................................................. 22
5.6.       Financing................................................................................................. 22

ARTICLE VI - COVENANTS OF THE SELLER AND THE BUYER
--------------------------------------------------
6.1.       Cooperation; Access....................................................................................... 22
6.2.       Best Efforts.............................................................................................. 22
6.3.       Further Assurances........................................................................................ 22
6.4.       Bulk Sales................................................................................................ 23
6.5.       Transfer Taxes............................................................................................ 23
6.6.       Covenant Not to Compete................................................................................... 23
6.7.       Confidentiality........................................................................................... 23
6.8.       Collection of Accounts Receivable; Buy Back of Certain Receivables........................................ 23
6.9.       Existing Insurance Coverage............................................................................... 24
6.10.      [   ]                                                                                                      24
6.11.      Access to Auburn Facility..................................................................................25
6.12.      [   ]                                                                                                      25

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE VII  - EMPLOYEE MATTERS
-------------------------------
7.1.       Employment................................................................................................ 25
7.2.       National Labor Relations Act.............................................................................. 25
7.3.       No Right to Employees..................................................................................... 25

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION
-------------------------------------------
8.1.       Survival.................................................................................................. 25
8.2.       Indemnification of the Buyer.............................................................................. 26
8.3.       Indemnification of the Seller............................................................................. 26
8.4.       Indemnification Procedure for Third Party Claims Against
           Indemnified Parties....................................................................................... 27
8.5.       Notice of Claims.......................................................................................... 28
8.6.       Limitations on Indemnification............................................................................ 28
8.7.       Exclusive Remedy.......................................................................................... 29
8.8.       No Other Representations; Limitations on Breach of
           Representations and Warranties............................................................................ 29

ARTICLE IX - ARBITRATION
------------------------
9.1.       Procedure................................................................................................. 29
9.2.       Exclusive Procedure....................................................................................... 30

ARTICLE X - MISCELLANEOUS PROVISIONS
------------------------------------
10.1.      Waiver; Modification...................................................................................... 30
10.2.      Invalidity................................................................................................ 31
10.3.      Parties in Interest....................................................................................... 31
10.4.      Expenses.................................................................................................. 31
10.5.      Notices................................................................................................... 31
10.6.      Governing Law; Forum...................................................................................... 32
10.7.      Counterparts.............................................................................................. 32
10.8.      Headings.................................................................................................. 32
10.9.      Integration............................................................................................... 32
10.10.     Assignment................................................................................................ 33
10.11.     Publicity................................................................................................. 33
10.12.     Certain Definitions....................................................................................... 33

                                    EXHIBITS


Exhibit A        -       Certain Definitions
Exhibit B        -       Peg Statement of Net Assets
Exhibit C        -       Instrument of Assumption
Exhibit D        -       [                   ]
Exhibit E        -       Assignment and Bill of Sale
Exhibit F        -       Guarantee of SL Industries
Exhibit G        -       Persons with Knowledge
Exhibit H        -       Allocation Schedule

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated as of May 1, 1997 by and between SL AUBURN, INC., a New York corporation (the "SELLER") and CHAMPION SPARK PLUG COMPANY, a Delaware corporation (the "BUYER").

         WHEREAS, the Seller is engaged in the business of designing, engineering, manufacturing, marketing and distributing components utilized in motors, engines and industrial equipment (the "BUSINESS");

         WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets, rights and claims of the Seller, including without limitation all of the assets, rights and claims constituting the Business as a going concern, on the terms and conditions set forth herein; and

         WHEREAS, unless otherwise defined in this Agreement, capitalized terms shall have the meaning ascribed in the attached Exhibit A.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I.
                          PURCHASE AND SALE OF ASSETS

         1.1. PURCHASE AND SALE OF ASSETS. At the Closing (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all of the Seller's right, title and interest in, to or arising from the Purchased Assets (as hereinafter defined).

                   The "PURCHASED ASSETS" are all of the assets, rights and claims constituting the Business as a going concern and all other assets, rights and claims of the Seller, including, without limitation, the following:

                   (a) All accounts receivable;

                   (b) All inventories (including raw materials, work in process, samples, supplies, service parts, purchased parts and goods, and finished goods), whether located at the Seller's facilities, in transit (to the extent reflected on the Final Closing Statement of Net Assets) to or from the Seller's facilities, held by the Seller or vendors on consignment, or otherwise;

                   (c) All tools, dies, jigs, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of the Seller or vendors or otherwise subject to Section 6.10;

                   (d) All office furnishings, display racks, shelves, decorations, and supplies;

                   (e) All patents, copyrights, trademarks, trade names, trade styles, logos and service marks (and all applications and registrations therefor and licenses thereof) including those set forth on Section 4.10(b) of the Disclosure Schedule and all technical, processing, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software) and all claims and rights related thereto (collectively, the "INTELLECTUAL PROPERTY");

                   (f) All claims, causes of action and other rights related to the Purchased Assets;

                   (g) All documents and records relating to the Purchased Assets, or the operations or products of the Business (including historical costing and pricing data, research and development files and studies, market studies (including studies of competitors), sales histories and quality control histories), client files, customer lists, vendor lists and records relating to accounts receivable and accounts payable (Seller may retain copies of any such documents and records to the extent necessary to allow Seller to prepare tax returns, represent Seller in tax audits, and prepare financial reports);

                   (h) All rights under contracts, customer orders, service agreements, purchase orders, dealer and distributorship agreements, licenses, instruments and other agreements, including all rights in, to and under the Material Contracts listed in Section 4.12 of the Disclosure Schedule;

                   (i) Rights under agreements with employees concerning confidentiality and the assignment of inventions;

                   (j) All information systems, programs, hardware, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material), including all information contained in all databases, which are used or intended to be used in the conduct of the Business;

                   (k) Prepaid expenses, deferred charges and cash advanced by customers of the Business and rights to volume rebates due from suppliers;

                   (l) All permits, licenses, franchises, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) (i) to conduct the operations of the Business and to own, engineer, manufacture, distribute, install, operate and service and maintain any product, fixture, facility, equipment, vehicle, machinery or installation of the Business or (ii) to store, transport, dispose of, market or sell any goods or any substance used, handled, produced, disposed of, marketed or sold in the operation of the Business, as issued by any governmental agency or instrumentality (other than those permits, licenses, franchises, product registrations, filings, authorizations and approvals required by the Seller to operate its facility in Auburn, New York which will not be transferred to the Buyer);

                   (m) The books of account (except that the Seller shall be given access to such books and records as reasonably necessary or desirable for the conduct by the Seller of the Business and Seller may retain copies of any such books of account to the extent necessary to allow the Seller to prepare tax returns, represent the Seller in tax audits and prepare financial reports); and

                   (n) All other assets, properties, rights and claims used solely in the operations of the Business or which arise solely in or from the conduct thereof;

provided, however, that the Purchased Assets shall not include any of the assets, rights and claims defined as Excluded Assets in Section 1.2 below.

         1.2. EXCLUDED ASSETS. The following assets of the Seller are expressly excluded from the Purchased Assets and shall not be sold, assigned, transferred or delivered to the Buyer hereunder:

                   (a) Cash (including (i) checks received by the Seller on or prior to the Closing which shall be credited against accounts receivable and
(ii) cash in bank accounts), commercial paper, certificates of deposit and other bank deposits, treasury bills, other cash equivalents and bank accounts;

                   (b) All accounts receivable or other amounts due from any Affiliate of the Seller including amounts due from Affiliates for intercompany cash advances or items included in the "inter-co cash advances" line of the Seller's balance sheet;

                   (c) All real property, whether owned or leased, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds for real property, leasehold improvements, fixtures and other appurtenances and options, including options to purchase and renew, or other rights thereunder;

                   (d) Life insurance policies of officers, directors and employees or other representatives of the Seller, and all other liability, property, casualty and other insurance policies relating to the Purchased Assets of the operation of the Business, subject to Section 6.9;

                   (e) The tradenames and trademarks, whether registered or unregistered, "SL" and "SL Industries" and the corporate names, logos and designs associated therewith or incorporating any of the foregoing, and any other name, logo, design or other mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or otherwise deceive the public (collectively, the "EXCLUDED INTELLECTUAL PROPERTY");

                   (f) The corporate minute books, stock records and tax returns of the Seller (except that the Buyer shall be given access to such books and records as reasonably necessary or desirable for the conduct by the Buyer of the Business);

                   (g) The personal property listed in Section 1.2(g) of the Disclosure Schedule;

                   (h) All refunds or credits, if any, of Taxes of the Seller for all periods prior to the Closing;

                   (i) All rights of the Seller to receive any corporate overhead and similar services (including but not limited to treasury, cash management, accounting, tax, legal, data processing and management information systems services) from SL Industries, Inc. or any Affiliate of SL Industries, Inc., and all computer programs and computer databases used in providing such services;

                   (j) The Seller's rights under this Agreement and any related agreement executed by or delivered to the Seller, pursuant to or in connection with this Agreement contemplated hereby and thereby;

                   (k) Any rights in and with respect to the Employee Benefit Plans maintained by the Seller or for the benefit of Active or Inactive Employees;


                   (l)[
                                          ]

                   (m) Corporate records relating to employment and personnel records, payroll and banking, in each case for the period prior to the Closing Date (except that the Buyer shall be given access to such books and records as reasonably necessary or desirable for the conduct by the Buyer of the Business);

         1.3. ASSUMED LIABILITIES. In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities of the Seller relating to or associated with the Business other than the Excluded Liabilities (the "ASSUMED LIABILITIES"):

                   (a) All liabilities of the Seller with respect to accounts payable relating to the Business (other than the Excluded Accounts Payable referred to in Section 1.4(a)), but only to the extent of the accruals therefor set forth on the Final Closing Statement of Net Assets;

                   (b) All liabilities of the Seller of a type not customarily included in a balance sheet prepared in accordance with GAAP arising under contract;

                   (c) All liabilities of the Seller with respect to accrued expenses associated with the Business, but only to the extent of the accruals therefor set forth on the Final Closing Statement of Net Assets;

                   (d) Any liabilities with respect to any actions, suits, proceedings, claims or investigations arising after the Closing that arise from or relate to matters, incidents, sets of facts or circumstances on or prior to the Closing Date including breach of contract, tort, infringement, or violation of law; and

                   (e) All liabilities for product warranty and product liability claims (including claims for property damage, personal injury or death) relating to products the manufacture of which is completed after the Closing Date.

         1.4. EXCLUDED LIABILITIES. The Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and the Seller shall retain and continue to be responsible after the Closing for any liabilities of any nature whatsoever of the Seller not specifically assumed by the Buyer under
Section 1.3 above (the "EXCLUDED LIABILITIES") whether arising or asserted before, on or after the Closing Date, including without limitation:

                   (a) All liabilities of the Seller with respect to accounts payable or other amounts owing to any Affiliate of the Seller including amounts owed to Affiliates for corporate allocations (the "EXCLUDED ACCOUNTS PAYABLE");

                   (b) Any and all liabilities for Taxes with respect to the Seller (including any obligation or liability under any existing agreement of the Business with respect to Taxes of any person for any period while the Business was owned by the Seller or any prior owner) and any and all Taxes relating to the Business while the Business was owned by the Seller or any prior owner; provided, however, that transfer taxes incurred in connection with the transactions contemplated hereby shall be paid in the manner set forth in
Section 6.5 hereof;

                   (c) The Seller's liabilities under this Agreement and any related agreement executed by the Seller pursuant to or in connection with this Agreement and the transactions contemplated hereby and thereby;

                   (d) All liabilities of the Seller with respect to the repair of, replacement of, or refunds for products sold, or products the manufacture of which is completed, on or prior to the Closing Date;

                   (e) All warranty claims relating to products sold, or products the manufacture of which is completed, on or prior to the Closing Date;

                   (f) Any liability of a type which should be accrued on a balance sheet prepared in accordance with GAAP to the extent such liability is not accrued on the Final Closing Statement of Net Assets;

                   (g) Any indebtedness of the Seller for borrowed money (other than accounts payable reflected on the Final Closing Statement of Net Assets) including notes payable, revolvers, loans, bonds, accrued interest, fees or expenses or any other amount with respect to an interest-bearing obligation of the Seller;

                   (h) Any liability relating to or arising from the collective bargaining agreement between the Seller and the United Paperworkers International Union;

                   (i) All accruals, liabilities or obligations relating to or arising from any Inactive Employee or any Active Employee including, without limitation, any liability or obligation with respect to (i) Employee Benefit Plans; (ii) severance agreements and employment agreements; (iii) salaries, wages, bonuses and commissions, vacation pay, sick pay, personal leave and severance pay; (iv) payroll taxes including social security or similar tax or withholding; (v) claims, grievances, complaints, charges or lawsuits including those arising from injury, death, loss, disability, occupational disease and claims under worker's compensation laws;

                   (j) All liabilities for product liability claims (including claims for property damage, personal injury or death) relating to products sold by Seller or its predecessors, or products the manufacture of which was completed, on or before Closing Date;

                   (k) The Existing Litigation and and the balance of the litigation settlements due relating to claims brought under the New Jersey whistle blower statute and the Federal False Claims Act as set forth on Section
4.18 of the Disclosure Schedule;

                   (l) All liabilities with respect to any actions, suits, proceedings, claims or investigations arising from claims brought under any federal or state whistle blower statutes;

                   (m) Seller's Environmental Liabilities and Costs (as defined in Exhibit A attached hereto) whether arising before or after the Closing;

                   (n) All liabilities of the Seller relating to interests in real property; and

                   (o) Any liability of the Seller with respect to powers of attorney, financing agreements, security agreements, guarantees, suretyship agreements, letters of credit, bid bonds and performance bonds.


                                  ARTICLE II.
                           CONSIDERATION FOR TRANSFER

         2.1. CONSIDERATION. The aggregate consideration for the Purchased Assets shall be as follows:

                   (a) $12,029,000 (the "PURCHASE PRICE");

                   (b) Assumption by the Buyer of the Assumed Liabilities set forth in Section 1.3 hereof; and

                   (c) Plus or minus, as the case may be, the "PURCHASE PRICE ADJUSTMENT" as provided in
Section 2.3.

         2.2. PAYMENT OF CONSIDERATION AT CLOSING. At the Closing, the Buyer shall deliver and the Seller shall accept the following:

                   (a) $12,029,000 in immediately available funds;

                   (b) Instruments of Assumption of the Assumed Liabilities.

         2.3. PURCHASE PRICE ADJUSTMENT. Within five business (5) days following the date on which the Final Closing Statement of Net Assets is determined, either the Buyer will pay the Seller the Positive Purchase Price Adjustment or the Seller will pay the Buyer the Negative Purchase Price Adjustment, in either case, together with interest thereon at the rate of 5.75% per annum from the Closing Date until the date paid (the "PURCHASE PRICE ADJUSTMENT"). A "POSITIVE PURCHASE PRICE ADJUSTMENT" means the amount by which the net assets of the Seller shown on the Final Closing Statement of Net Assets, is more than $4,593,505, which is the net assets amount shown on the Peg Statement of Net Assets. A "NEGATIVE PURCHASE PRICE ADJUSTMENT" means the amount by which the net assets for the Seller shown on the Final Closing Statement of Net Assets is less than $4,593,505, which is the net assets amount shown on the Peg Statement of Net Assets. All payments pursuant to this Section
2.3 shall be in immediately available funds by wire transfer pursuant to instructions provided in writing by the recipient of the funds.

         2.4. CLOSING STATEMENT OF NET ASSETS. Within 30 days following the Closing Date, the Seller shall prepare and deliver to the Buyer a statement of net assets of the Seller as of the close of business on the Closing Date (the "PRELIMINARY CLOSING STATEMENT OF NET ASSETS"). The Preliminary Closing Statement of Net Assets and the final statement of net assets as of Closing as determined in accordance with Sections 2.4 through 2.8 (the "FINAL CLOSING STATEMENT OF NET ASSETS") shall be prepared in accordance with the principles, practices and procedures that are the same as those which resulted in the asset and liability values reflected in the statement of net assets dated March 9, 1997, which is attached hereto as Exhibit B (the "PEG STATEMENT OF NET ASSETS") and as to assets or liabilities of a kind or type that were not included in the Peg Statement of Net Assets, in accordance with the normal principles, practices and procedures of the Seller regarding similar assets and liabilities. Notwithstanding the foregoing, the following paragraphs (a) through (i) shall take precedence over such principles, practices and procedures in the preparation of the Preliminary and Final Closing Statements of Net Assets:

                   (a) If any principles, practices or procedures produce asset or liability amounts which are not in compliance with GAAP, the Preliminary and Final Closing Statements of Net Assets shall reflect an adjustment necessary to produce asset or liability amounts which are in compliance with GAAP, subject to paragraphs (b) through (i) below which shall take precedence.

                   (b) The quantities of inventory used to determine the inventory amount to be included in the Preliminary and Final Closing Statements of Net Assets will be based on the results of a physical inventory of the Seller to be taken as of the close of business on the Closing Date in accordance with the normal procedures of the Seller. The physical inventory will be taken by the Seller (or its representatives), at the Seller's expense, and observed by the Buyer (or its representatives). The physical inventory quantities will be priced utilizing the same standard costs which were used to determine the inventory amount included in the Peg Statement of Net Assets and, in the case of items which were not on hand as of March 9, 1997, in accordance with the normal procedures of the Seller. The amount of the reserves for obsolete and slow moving inventory totals $313,621 on the Peg Statement of Net Assets and shall total $350,621 on the Final Closing Statement of Net Assets.

                   (c) The Peg Statement of Net Assets does not, and the Preliminary and Final Closing Statement of Net Assets will not, include any cash, drafts payable, income taxes and deferred taxes.

                   (d) The Preliminary and Final Closing Statement of Net Assets will reflect the real property, building and improvements relating to Seller's facility in Auburn, New York, that are Excluded Assets under Section 1.2(c) at the same amount as reflected on the Peg Statement of Net Assets.

                   (e) Except as provided in paragraphs (c) and (d) above, the Peg Statement of Net Assets does, but the Preliminary and Final Closing Statement of Net Assets will not, include any Excluded Assets and Excluded Liabilities.

                   (f) The Peg Statement of Net Assets includes a reserve for uncollectible accounts receivable of $16,404 and the Preliminary and Final Closing Statements of Net Assets will not include any reserve for uncollectible accounts receivable.

                   (g) A upward Purchase Price Adjustment shall be made for a decrease in the amount of any payables, reserves or accruals only to the extent the decrease results from actual cash expenditures on or prior to the Closing Date.

                   (h) The Final Closing Statement of Net Assets will exclude the book value of any fixed assets that cannot be located as of Closing based on a fixed asset physical existence test to be conducted by Seller and observed by Buyer.

                   (i) Prepaid expenses and other assets and deferred charges shall only be included on the Preliminary and Final Closing Statements of Net Assets if they were included on the Peg Statement of Net Assets and only to the extent of the dollar amount reflected on the Peg Statement of Net Assets. The prepaid expenses and other assets and deferred charges shall be amortized between March 9, 1997 and the Closing Date consistent with prior practice of the Seller.

         2.5. BUYER'S REVIEW OF PRELIMINARY CLOSING STATEMENT OF NET ASSETS. The Buyer shall have 30 days following receipt of the Preliminary Closing Statement of Net Assets to review such statement. If the Buyer determines that it has not been prepared in accordance with the provisions of
Section 2.4, then within the 30-day period allowed for the Buyer's review, the Buyer shall send a letter to the Seller ("BUYER'S LETTER") setting forth in reasonable detail the adjustments that the Buyer determines are appropriate. During such 30-day period, the Seller shall grant the Buyer and its representatives reasonable access during normal business hours to the books and records of the Seller including any working papers or other documents prepared by the Seller or its auditors with respect to the Preliminary Closing Statement of Net Assets. If the Buyer does not prepare and furnish the Buyer's Letter to the Seller within the 30 days allowed, then the Preliminary Closing Statement of Net Assets as prepared by the Seller will become the Final Closing Statement of Net Assets.

         2.6. SELLER'S RESPONSE TO THE BUYER'S LETTER. The Seller will have 20 days following receipt of the Buyer's Letter, if any, to review such letter and prepare a written response ("SELLER'S LETTER") setting forth the Seller's position with respect to each adjustment proposed by the Buyer in the

Buyer's Letter. If the Seller does not prepare and furnish the Seller's Letter to the Buyer within the 20 days allowed, then all of the adjustments set forth in the Buyer's Letter shall be deemed to have been accepted by the Seller, and the Final Closing Statement of Net Assets shall be prepared by adjusting the Preliminary Closing Statement of Net Assets for all of the adjustments set forth in the Buyer's Letter.

         2.7. MEETING TO RESOLVE PROPOSED ADJUSTMENTS. As soon as practicable, but not later than 10 days following the receipt by the Buyer of the Seller's Letter, if any, the parties shall meet and endeavor to mutually resolve any of the Buyer's adjustments not agreed to in the Seller's Letter. If the parties reach agreement on these adjustments, if any, then the Final Closing Statement of Net Assets shall be prepared by adjusting the Preliminary Closing Statement of Net Assets for the adjustments agreed to in the Seller's Letter and those mutually resolved by the parties.

         2.8. RESOLUTION BY ACCOUNTING ARBITRATOR. If the parties do not meet within the 10 day period set forth in Section 2.7, or they fail to agree to meet at some later date, or they meet but are unable to resolve to their mutual satisfaction all of the adjustments set forth in the Buyer's Letter, then the parties, jointly, or if one party is unwilling then the other singly, shall engage Coopers and Lybrand (the "ACCOUNTING ARBITRATOR") to finally resolve any of the Buyer's adjustments which remain unresolved subject to that firm's confirmation that it is independent of both parties. The parties shall furnish the Accounting Arbitrator with a copy of the Agreement, the Peg Statement of Net Assets, the Preliminary Closing Statement of Net Assets, the Buyer's Letter, the Seller's Letter and any other relevant correspondence between the parties. The Accounting Arbitrator shall, within 30 days from the date such documents are furnished, complete its review and render a written report setting forth its conclusion with respect to each of the Buyer's adjustments which were unresolved between the parties. The Accounting Arbitrator shall be granted access to the books and records of the Seller as well as the working papers or other documents which either party or its accountants may have that relate to the Preliminary Closing Statement of Net Assets and any other documents or information which the Accounting Arbitrator may deem appropriate. The Accounting Arbitrator's review shall be limited to the purpose of determining whether, in respect of each disputed adjustment, the Buyer's proposed adjustment or the Seller's position with respect to the Buyer's proposed adjustment is more nearly in accordance with the terms of this Agreement. The parties shall have the right to submit written materials to the Accounting Arbitrator all in accordance with procedures to be set forth in the engagement letter between the parties and the Accounting Arbitrator. In arriving at its determination the Accounting Arbitrator must select for each adjustment either the Buyer's proposed adjustment or the Seller's position with respect to the Buyer's proposed adjustment. The decision by the Accounting Arbitrator shall be in writing and delivered to both the Buyer and the Seller. The Accounting Arbitrator's decision shall be final, conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. Each party shall pay 50% of the fees and expenses of the Accounting Arbitrator. If the Accounting Arbitrator is engaged, the Final Closing Statement of Net Assets will be prepared by adjusting the Preliminary Closing Statement of Net Assets for those of the Buyer's adjustments accepted by the Seller's Letter, those mutually agreed to by the parties and those determined by the Accounting Arbitrator. The procedures specified in this Section 2.8 shall be the sole and exclusive procedures for resolution of disputes concerning the adjustments to be made to the Preliminary Closing Statement of Net Assets in order to determine the Final Closing Statement of Net Assets.

         2.9. NOTICES RELATING TO THE CLOSING STATEMENT OF NET ASSETS. Notwithstanding Section 10.5, all notices and other communications under Sections 2.5, 2.6, 2.7 and 2.8 shall be delivered to the individuals listed below and shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery services, or certified mail return receipt requested:


                   If to the Buyer:    Cooper Industries, Inc.
                                       600 Travis
                                       Suite 5800
                                       Houston, Texas 77002
                                       Attn: Terry A. Klebe,
                                             Vice President and Controller

                   If to the Seller:   SL Industries, Inc.
                                       520 Fellowship Road
                                       Suite 114A
                                       Mt. Laurel, NJ 08054
                                       Attn: James E. Morris,
                                             Vice President and Controller

         All such notices shall be deemed given upon date of delivery to the recipient.

         2.10. ALLOCATION. The Seller and the Buyer shall allocate the purchase price (including, for purposes of this Section, any other consideration paid by the Buyer and any assumed liabilities), among the Purchased Assets in accordance with Exhibit H (the "ALLOCATION SCHEDULE"). The Seller and the Buyer each agrees to file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule.


                                  ARTICLE III.
                       THE CLOSING AND TRANSFER OF ASSETS

         3.1. CLOSING. The transfer of assets contemplated by this Agreement (the "CLOSING") shall occur at the offices of Cummings & Lockwood, Four Stamford Plaza, Stamford, Connecticut, at 10:00 a.m., Eastern Standard Time, on April 29, 1997, or such other place or date as the parties shall mutually agree (the "CLOSING DATE"). The effective time of the Closing shall be deemed to occur as of the close of business on the Closing Date (the "EFFECTIVE TIME").

         3.2. DELIVERIES BY THE BUYER. At the Closing, the Buyer shall deliver the following:

                   (a)  The payment required by Section 2.1(a);

                   (b) An instrument of assumption in substantially the form of Exhibit C;

                   (c) A certified copy of resolutions of the Board of Directors of the Buyer providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                   (d) Buyer's wire transfer instructions for remitting accounts receivable that are collected by the Seller after Closing pursuant to
Section 6.8(c);

                   (e)  [
                                            ]

                   (f) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         3.3. DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver the following:

                   (a)  [
                                       ]

                   (b)  [
                            ]

                   (c) Trademark and patent assignments contemplated by this Agreement, in a form appropriate for filing with the United States Patent and Trademark Office;

                   (d) Assignments (with lessor's consents thereto) of leasehold interests in any leased personal property included in the Purchased Assets;

                   (e)  Assignments of the Material Contracts;

                   (f) A certified copy of resolutions of the board of directors of the Seller and the sole shareholder of the Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                   (g) All consents, approvals and novations required for the Seller to consummate the sale of the Business and the Purchased Assets or to enable the Buyer to continue to conduct the Business after the Closing in substantially the same manner in which it is presently conducted by the Seller;

                   (h) The notification required by the state taxing authority in New York regarding the transactions contemplated hereby;

                   (i) A guarantee in the form of Exhibit F executed by SL Industries, Inc.;

                   (j)  [
                                             ]

                   (k) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         3.4.      CONSENTS/NONASSIGNABLE CONTRACTS.

                   (a) To the extent that the assignment by the Seller of any sales order, purchase order, lease, permits, licenses, or other contract or agreement included in the Purchased Assets is not permitted without (i) the consent of the other party thereto, (ii) the approval of the Buyer as a source of the products or services called for by such contract or agreement or (iii) the approval of the Buyer as a lessee, this Agreement shall be deemed not to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed by the parties hereto as to any particular contract or order (or class thereof), the Seller shall use and will continue after Closing to use its best efforts to obtain any and all such consents, approvals and novations.

                   (b) If any consent, approval or novation is requested but not obtained and the parties reasonably determine that such consent, approval or novation will not be obtained despite further efforts to do so, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with all of the benefits under such contract, agreement, lease, sales order or purchase order as if such consent, approval or novation had been obtained, including subleases from the Seller and, undertakings by the Buyer of the work necessary to complete contracts and to ship products called for thereunder as the agent of the Seller with the understanding that the Seller shall then invoice the purchaser for products shipped and promptly remit the amount of the receivable to the Buyer. In any such arrangement, the Buyer shall bear all costs and expenses with respect thereto arising or occurring after the Closing Date; shall be solely entitled to the benefits; and shall be solely responsible for any breach of warranty with respect to products of the Business the manufacture of which is completed after the Closing Date.


                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

         4.1.      ORGANIZATION AND QUALIFICATION.

                   (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite corporate power and authority and legal right to own, lease and operate its assets and to carry on the Business.

                   (b) The Seller has delivered to the Buyer complete and correct copies of the Seller's Certificate of Incorporation and By-Laws.

         4.2. AUTHORIZATION. The Seller has full corporate power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite corporate action, including, without limitation, by its Board of Directors and its stockholders. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been, and the documents delivered at the Closing by the Seller are duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

         4.3. NO VIOLATION. Neither the execution and delivery of this Agreement by the Seller, nor the performance by the Seller of its obligations hereunder, will:

                   (a) Violate or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Seller;

                   (b) To the best of the Seller's knowledge, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, or other encumbrances or restrictions of any kind whatsoever (each, an "ENCUMBRANCE") upon any of the Purchased Assets, under any of the terms, conditions or provisions of any contract, agreement or arrangement, whether written or oral, to which the Seller is a party or by which the Seller or any of its assets is bound; nor

                   (c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("GOVERNMENTAL AUTHORITY") applicable to the Seller or its properties or assets.

         4.4. SUBSIDIARIES. The Seller does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest in, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

         4.5. CONSENTS AND APPROVALS. To the best of the Seller's knowledge, other than the consents and approvals of or filings or registrations with any Governmental Authority listed on Section 4.5 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority, including, without limitation, the Regulatory Agencies (as defined in Section 4.15 hereof), is necessary for the execution and delivery of this

Agreement, the consummation of the purchase and sale of the Business and the Purchased Assets or to enable the Buyer to continue to conduct the Business after the Closing in a manner which is consistent with that in which it is presently conducted.

         4.6. FINANCIAL STATEMENTS. The Seller has delivered to the Buyer copies of the Seller's unaudited, internally-prepared balance sheet and statements of income and cash flow as of and for the fiscal years ended July 31, 1996, July 31, 1995 and July 31, 1994 (the "YEAR-END FINANCIAL STATEMENTS") and the Seller's unaudited, internally-prepared interim balance sheet and statements of income and cash flow for the seven months ended March 9, 1997 (the "INTERIM FINANCIAL STATEMENTS", together with the Year-end Financial Statements, the "FINANCIAL STATEMENTS"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently followed throughout the periods indicated, except as set forth in
Schedule 4.6. Such Financial Statements fairly present the financial condition of the Seller as of the dates thereof and the results of operations and cash flow of the Seller for the periods indicated. The Year-End Financial Statements and the Peg Statement of Net Assets reflect normal year-end adjustments. The Buyer agrees that it shall not make any claim for indemnification based on a breach of the Seller's warranty under this Sections 4.6 and 4.8 to the extent such claim is based on an allegation that the inventory reserve for excess, obsolete and slow moving inventory or the reserve for uncollectible accounts receivable is inadequate.

         4.7. ABSENCE OF UNDISCLOSED LIABILITIES. The Seller has no liabilities (whether accrued, absolute, continent or otherwise, and whether then due or to become due), and no loss contingencies, except for (i) Assumed Liabilities to the extent accrued or reserved against on the Final Closing Statement of Net Assets; (ii) Assumed Liabilities of a type not customarily included in a balance sheet prepared in accordance with GAAP arising under contracts; and (iii) Excluded Liabilities.

         4.8.      INVENTORY.

                   (a) All inventories reflected on the Final Closing Statement of Net Assets will be, (a) properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP; (b) meet the current standards and specifications of the Business subject only to the reserves established in the Final Closing Statement of Net Assets for slow-moving, obsolete, damage or defective inventory; and (c) at adequate levels. All inventories disposed of subsequent to July 31, 1996, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

                   (b) The Seller does not have any open orders with respect to which it has been prepaid, in whole or in part, or has received deposits or other advances except to the extent any such deposits or other advances are reflected as a liability on the Final Closing Statement of Net Assets.

         4.9.      ACCOUNTS RECEIVABLE; PAYABLES.

                   (a) Except as set forth in Section 4.9 of the Disclosure Schedule, all outstanding accounts receivable included in the Purchased Assets are due and valid claims against account debtors for goods or services delivered or rendered, are subject to no defenses, offsets or counterclaims. The accruals or reserves reflected in the January 31, 1997 Balance Sheet reflect the Seller's historical bad debt experience. Except as set forth in Section 4.9 of the Disclosure Schedule, all accounts receivable arose in the ordinary course of business. No accounts receivable are subject to prior assignment or other Encumbrance.

                   (b) All obligations of the Seller for money owed, whether in respect of the payment for goods and services, pursuant to financing arrangements or otherwise that are customarily included in a balance sheet prepared in accordance with GAAP and which are included in the Assumed Liabilities have been fully reflected in the Final Closing Statement of Net Assets.

         4.10.     INTELLECTUAL PROPERTY.

                   (a) The Seller owns or has the right to use each item of Intellectual Property used in the Business as presently conducted. Except for the Excluded Intellectual Property, after Closing the Buyer will own or have the right to use each such item of Intellectual Property on terms and conditions substantially identical to those existing prior to Closing without additional restrictions as to its use occurring because of Closing.

                   (b) Set forth in Section 4.10(b) of the Disclosure Schedule is a list of all patents, copyrights, service marks, trademarks, trade names and registrations and applications therefor which are owned by the Seller (or its Affiliates) and which are used in the Business. Except for the Excluded Intellectual Property, the ownership of all such patents, copyrights, service marks, trademarks, trade names and registrations and applications therefor will be transferred to the Buyer at Closing. There are no licenses, sublicenses or other agreements relating to the use by third parties of any such patents, copyrights, service marks, trademarks, trade names and registrations and applications therefor except as set forth in Section 4.10(b) of the Disclosure Schedule (in each case identifying the item licensed, the licensee, the date of the license agreement or other agreement and whether the licensee's consent is required to transfer the interest of the Seller or its Affiliate thereunder to the Buyer).

                   (c) Set forth in Section 4.10(c) of the Disclosure Schedule is a list of all patents, copyrights, service marks, trademarks, trade names and registrations and applications therefor which are not owned by the Seller (or its Affiliates) but are licensed for use in the Business (in each case identifying the owner or licensor, the date of the license or other agreement, and whether the owner or licensor's consent is required to assign or transfer the interest of the Seller or its Affiliate thereunder to the Buyer). The interest of the Seller (or its Affiliate) under all such licenses or other agreements will be transferred or assigned to the Buyer at Closing. There is no default under such licenses or other agreements.

                   (d) The Seller or its Affiliates have not received any written notice of a claim that the Intellectual Property is invalid or unenforceable or that the Seller's manufacture or sale of any product or the Seller's use of any process in connection with the Business infringes upon the rights of any third party nor are any such claims the subject of any action, suit or proceeding involving the Seller or its Affiliates.

                   (e) The Seller has no knowledge of any infringement by any third party of the Intellectual Property, nor has the Seller or any Affiliate instituted any action, suit, proceeding in which an act constituting an infringement of any of the Intellectual Property was alleged to have been committed by a third party.

         4.11. ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 4.11of the Disclosure Schedule, since July 31, 1996, the Seller has conducted the Business only in the ordinary and usual course, and, without limiting the generality of the foregoing, since such date there has not been:

                   (a) Any event, change or condition of any character in or on the business, properties, assets, financial condition, results of operations of the Seller which, individually or in the aggregate, have had or could reasonably be expected to have a Substantial Adverse Effect;

                   (b) Any purchase, redemption or other acquisition by the Seller of any shares of capital stock or other equity securities or other ownership interests of any other entity;

                   (c) Any sale, lease, license, Encumbrance or other transfer or disposition of any material assets or properties of the Seller (either singly or in the aggregate) other than sales in the ordinary course of business;

                   (d) Any forgiveness or cancellation of any debts or claims, or, except in the ordinary course, any discharge or satisfaction of any lien, charge or other Encumbrance or payment of any liability or obligation, of the Seller;

                   (e) Any material change in the credit practices of the Seller or any creation or assumption of indebtedness for money borrowed, or any making of loans, advances or capital contributions;

                   (f) (i) Any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by the Seller to its directors, officers, employees or agents (other than increases which are not material and which were made in the ordinary course of business consistent with past practice), or any increase in the rate or terms of any bonus, insurance, pension or other Employee Benefit Plan, or any program or arrangement made to, for or with any such directors, officers, employees or agents, or (ii) any entry by the Seller into any employment, profit sharing, compensation, severance or termination agreement with any such person or any modification by the Seller of any existing such agreement, or (iii) any other material change in employment terms for any such person;

                   (g) Any entry into any Material Contract (as hereinafter defined) by the Seller or any entry by the Seller into any contract, lease, license or agreement outside the ordinary course of business;

                   (h) Any material change in the sales practices of its sales force, including without limitation, attempts by the sales force to cause customers to accelerate purchases;

                   (i) Any material damage, destruction or loss to the Purchased Assets, whether or not covered by insurance, which may have a Material Adverse Effect;

                   (j) Any change by the Seller in its financial or tax accounting principles or methods;

                   (k) Any failure by the Seller to take all reasonable efforts to preserve its goodwill with suppliers, customers and others with which the Seller has business relationships;

                   (l) Any failure to timely pay accounts payable and other liabilities of the Business which may have a Material Adverse Effect;

                   (m) Any entry by the Seller into any agreement to sell substantially all its assets except for this Agreement; or

                   (n) Any commitment to do any of the foregoing.

         4.12.     CONTRACTS.

                   (a) Section 4.12(a) of the Disclosure Schedule sets forth a list of all of the material contracts, agreements and arrangements, whether written or oral, formal or informal, to which the Seller is a party or by which the Seller or its properties or assets is bound (sometimes hereinafter collectively referred to as the "MATERIAL CONTRACTS") which contracts include, without limitation, any and all contracts, agreements and arrangements that individually or as a group are material to the conduct of the Business. The Material Contracts also include, without limitation, contracts, agreements and arrangements to purchase capital equipment, non-competition agreements, confidentiality agreements, any agreement which involves a certain (rather than contingent) obligation of the Seller of more than $20,000 in any twelve month period, profit sharing, employment, and severance agreements, collective bargaining agreements, consulting, distribution, agency and sales representative agreements. The Material Contracts were negotiated at arms' length and in good faith on the part of the Seller. The Seller has delivered true, complete and correct copies of all Material Contracts to the Buyer.

                   (b) The Seller is not in default with respect to any obligation to be performed under any Material Contract which is a Purchased Asset which default could have a Material Adverse Effect.

                   (c) The Seller has no knowledge of any default by any third party under any Material Contract which is a Purchased Asset, nor is the Seller aware of any fact, condition or event, including, without limitation, the execution, delivery and performance of this Agreement, that could cause any third party to terminate any Material Contract which is a Purchased Asset. There exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default by the Seller or any third party under any Material Contract which is a Purchased Asset the result of which could have a Material Adverse Effect.

                   (d) Except as set forth in Section 4.12(d) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Material Contracts which is a Purchased Asset as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein and such Material Contracts shall continue in full force and effect following the consummation of the transactions contemplated herein.

         4.13.     COMPLIANCE WITH APPLICABLE LAWS; PERMITS AND LICENSES.

                   (a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Seller holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and has not, during the relevant statute of limitations period, been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Seller.

                   (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, the Seller has not received any notification of any failure by the Seller to comply with any such federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Business.

                   (c) Section 4.13(c) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations material to and necessary for the lawful conduct of the Business.

         4.14. REGULATORY REPORTS. The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file in respect of the Business in the last seven (7) year period with any federal, state, local or foreign governmental, quasi-governmental or regulatory department, authority or agency, including, without limitation, the Federal Aviation Administration (hereinafter sometimes collectively referred to as the "REGULATORY AGENCIES"), and has paid all fees or assessments due and payable in connection therewith. Except as set forth in Section 4.14 of the Disclosure Schedule and except for normal periodic examinations conducted by the applicable Regulatory Agency in the regular course of the Business, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Business in the last five (5) year period, nor has the Seller initiated any such proceeding. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to an examination of the Business.

         4.15.     AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in
Section 4.15 of the Disclosure Schedule, the Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Regulatory Agency that materially restricts or may adversely impact the conduct of the Business.

         4.16. CUSTOMERS OF THE SELLER. Section 4.16 of the Disclosure Schedule contains an accurate and complete list of the ten (10) largest customers of the Seller during the last twelve months (the "KEY CUSTOMERS"), based on the net revenues derived from such customers during such period. The parties acknowledge that certain Key Customers are competitors of the Buyer and there may be adverse effects on the Buyer's continuing relationship with these customers due to the consummation of this transaction. To the best of the Seller's knowledge, except as set forth in Section 4.17 of the Disclosure Schedule, the Seller's relationship with the Key Customers and its other customers and accounts is good and the Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would have a Material Adverse Effect on the relationship of the Seller with its customers generally or with any Key Customer identified in Section 4.17 of the Disclosure Schedule.

         4.17. REPRESENTATIVES. Section 4.17 of the Disclosure Schedule sets forth an accurate, correct and complete list of (a) all representatives or sales agents authorized to sell products or promote services of the Business (the "REPRESENTATIVES"), (b) Representatives whose relationship with the Seller has been terminated within one year prior to the date hereof, (c) all persons who have become Representatives within one year prior to the date hereof, and
(d) all agreements, arrangements and understandings between the Seller and a Representative (the "REPRESENTATIVE AGREEMENTS"). No current or past Representatives were purchasers of "franchises" or "business opportunities" or any other classification under applicable state or federal law which regulates the disclosure of information regarding the relationship with the Seller.

         4.18. LITIGATION. Except as set forth in Section 4.18 of the Disclosure Schedule, (i) there is no action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation pending or, to the best of the Seller's knowledge, threatened against the Seller, or any of its properties, assets or rights, before any court, arbitrator or administrative or governmental body, (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against, and unsatisfied by, the Seller, and (iii) the Seller has not received written notice of any claims against the Seller relating to or alleging any breach of contract, breach of warranty, tort, infringement, product liability or violation of law (any of the foregoing being herein referred to as "EXISTING LITIGATION").

         4.19. BROKERS' FEES AND COMMISSIONS. Neither the Seller nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         4.20. NON-COMPETE AGREEMENTS. Except as set forth in Section 4.20 of the Disclosure Schedule, no agreement, understanding or arrangement, whether oral or written, express or implied, restricts the ability of the Seller to own, possess or use its respective assets or properties or conduct business or operations in any geographic area or region, or to compete against any individual or entity.

         4.21.     POWERS OF ATTORNEY; GUARANTIES. Except as set forth in
Section 4.21 of the Disclosure Schedule, the Seller has no power of attorney, revocable or irrevocable, which remains outstanding as of the date hereof or will be outstanding as of the Closing Date, which was given by the Seller to any person, firm, organization, or other entity for any person whatsoever, nor does there exist any obligation or liability on the part of the Seller, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, firm, organization or other entity. Section 4.21 of the Disclosure Schedule contains an accurate and complete list of the powers of attorney, revocable or irrevocable, which have been granted to the Seller and which remain effective as of the date hereof or which will be granted or be effective as of the Closing Date.

         4.22. KNOWLEDGE OF THE SELLER, ETC. To the extent that the Seller represents and warrants itself to have had knowledge or belief as to any event, fact, condition or other matter set forth in this Agreement, "knowledge" or "belief" (or similar words) shall mean the knowledge or belief, after due inquiry, of those persons set forth on Exhibit G.

         4.23. COPIES OF DOCUMENTS. The Seller has caused to be made available for inspection and copying by the Buyer and its advisers true, complete and correct copies of all documents referred to in any Section of the Disclosure Schedule.

         4.24. TITLE TO PURCHASED ASSETS. The Seller has good title to, or a valid leasehold interest or license in or right to use, the Purchased Assets free and clear of all Encumbrances. At Closing, the Seller will, or will cause its Affiliates to, transfer good title to, or a valid leasehold interest or license in or right to use, the Purchased Assets to the Buyer free and clear of all Encumbrances.

         4.25. REAL PROPERTY. Section 4.25 of the Disclosure Schedule lists all real property that is owned by the Seller. There are no pending or threatened condemnation, eminent domain or similar proceedings relating to any such property. No third party has any lawful right of possession to or any option, or right of first refusal to lease or purchase all or any portion of such owned real property. The Seller does not lease any real property.

         4.26. MACHINERY AND EQUIPMENT. To the best of the Seller's knowledge, the machinery and equipment, tools, dies, jigs, molds, patterns, that are included in the Purchased Assets and which have been used to produce products during the past year are free from defects, are in satisfactory operating condition and repair (normal wear and tear excepted), have been maintained in accordance with normal industry practice and are suitable for the purposes for which they are presently used.

         4.27. SUFFICIENCY OF ASSETS. Except for the Excluded Assets, the Purchased Assets constitute all the assets, properties, Intellectual Property, contract rights and licenses that are necessary to operate the Business in substantially the same manner as the Business is presently conducted.

         4.28. PRODUCT LIABILITY. The Seller has no liability (and, to the best of the Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, delivered, or the manufacture of which was completed by the Seller, on or prior to the Closing Date.

         4.29. PRODUCT WARRANTY. Each product sold, leased, delivered, or the manufacture of which was completed, by the Seller on or prior to the Closing Date conforms with all applicable contractual commitments and all express and implied warranties, and the Seller has no liability (and, to the best of the Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.

         4.30. INSURANCE. Section 4.30 of the Disclosure Schedule sets forth an accurate and complete list of (i) all current insurance policies which are owned by the Seller or its Affiliates and which provide coverage applicable to the Business and (ii) all insurance policies providing general or product liability coverage during the prior four years, in each case setting forth the following information:

                   (a) The name of the insurer and the name of the policyholder;

                   (b) The policy number and period of coverage;

                   (c) The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                   (d) A description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to the Seller's current policy which provides worker's compensation coverage, the Disclosure Schedule sets forth a description of how retrospective premiums are determined including the amount of the minimum premium.


         4.31. TAXES. Except as set forth on Section 4.31 of the Disclosure Schedule, no pending claim for any past due Taxes has been proposed in writing or assessed against the Seller with respect to the Business. For tax periods beginning on or after January 1, 1992 or, to the extent that an audit is ongoing, any earlier period, Section 4.31 of the Disclosure Schedule identifies the Returns of the Seller with respect to the Business which have been audited and, where applicable, accepted by the relevant taxing authorities for the fiscal years indicated in such Disclosure Schedule, and, except as indicated therein, for all taxable periods there is no ongoing audit, litigation, or similar proceeding concerning any Returns of the Seller with respect to the Business nor does there exist any waiver or agreement for the extension of time for the assessment of any Taxes by the Seller with respect to the Business.

         4.32. TAX LIENS. The Seller represents and warrants that, to the best of the Seller's knowledge, there are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and there are no material pending claims for past due Taxes which might result in any such Encumbrance.

         4.33. NO LIABILITIES FOR CLAIMS. Except as expressly set forth in the Disclosure Schedules attached to this Agreement, the Seller has no liability with respect to any action, suit, proceeding, claim or investigation (whether arising before or after the Closing Date) that arises from or relates to matters, incidents, sets of facts or circumstances on or prior to the Closing Date including breach of contract, tort, infringement or violation of law.


                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

         5.1. ORGANIZATION AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Buyer has delivered to the Seller complete and correct copies of the Buyer's Certificate of Incorporation and By-Laws.

         5.2. AUTHORIZATIONS. The Buyer has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite corporate action, including, without limitation, by the Buyer's Board of Directors. No other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been, and the documents to be delivered at the Closing by the Buyer are duly and validly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

         5.3. NO VIOLATION. Neither the execution and delivery of this Agreement by the Buyer, nor the performance by the Buyer of its obligations hereunder, will:

                   (a) Violate or result in any material breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer; or

                   (b) Violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer or its properties or assets which, in any case, could reasonably be expected to have a Material Adverse Effect on the business, revenues, financial condition, results of operations, properties, assets or prospects of the Buyer.

         5.4. CONSENTS AND APPROVALS. To the best of the Buyer's knowledge, other than the consents and approvals of or filings or registrations with the Governmental Authorities listed on Section 5.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the purchase and sale of the Business and the Purchased Assets.

         5.5. BROKER'S FEES AND COMMISSIONS. Neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no such fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         5.6. FINANCING. The Buyer has sufficient cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments, including payments of Taxes, fees and expenses, in connection with the transactions contemplated by this Agreement.


                                  ARTICLE VI.
                     COVENANTS OF THE SELLER AND THE BUYER

         The Seller and the Buyer hereby agree to keep, perform and fully discharge the following covenants and agreements:

         6.1. COOPERATION; ACCESS. From the date hereof through the Closing Date, the Seller shall cooperate fully in assisting the Buyer in the planning and implementation of a transitional plan for the transfer of the Business. Without limiting the foregoing, the Seller shall afford to representatives of the Buyer reasonable access to offices, plants, properties, books and records of the Business as the Buyer may from time to time request.

         6.2. BEST EFFORTS. The Seller and the Buyer shall each use all commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

         6.3. FURTHER ASSURANCES. Following the Closing, the parties hereto shall take all action reasonably requested by the other party to confirm, facilitate or perfect the transfer of the Purchased Assets.

         6.4. BULK SALES. The Buyer and the Seller hereby waive compliance with the provisions of the bulk sales law of any state, including without limitation, the Uniform Commercial Code - Bulk Transfer provisions and the Seller shall indemnify the Buyer for any Losses arising from Seller's failure to comply with any bulk sales law.

         6.5. TRANSFER TAXES. All sales, transfer, deed, duties, stamp, notary public, recording and registration fees, and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement shall be shared equally by and between the Buyer and the Seller.

         6.6. COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, the Seller will not, and will cause its Affiliates not to, engage directly or indirectly in the business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts such business as of the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of an arbitrator or a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this provision shall be enforceable as so modified.

         6.7. CONFIDENTIALITY. The Seller will, and the Seller will cause its Affiliates to, treat and hold as such all of the "Confidential Information" (as defined in Exhibit A), which is in the possession of the Seller or its Affiliates, using the same reasonable precautions as the Seller or its Affiliates take to safeguard their own proprietary and confidential information. In the event that the Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller or the applicable Affiliate may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use all commercially reasonable efforts to obtain, at the request of the Buyer and at the Buyer's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer may designate.

         6.8.      COLLECTION OF ACCOUNTS RECEIVABLE; BUY BACK OF CERTAIN
RECEIVABLES.

                   (a) At its option, the Buyer may require the Seller to purchase any account receivables included in the Purchased Assets which are still outstanding as of 120 days after the Closing Date. The account receivables which meet the foregoing criteria are called the "REASSIGNED RECEIVABLES"; provided, however, the Reassigned Receivables shall not include any accounts receivable due from a customer which the Buyer has terminated or cut-off. Between 120 and 140 days after the Closing Date, the Buyer shall provide the Seller with a list of any Reassigned Receivables including the name and address of the customer and the amount of the Reassigned Receivables which remain due and payable from the customer as of 120 days after the Closing Date together with copies of the related unpaid invoices. Within 15 days after the Seller receives the Buyer's notification regarding the Reassigned Receivables, the Seller shall pay the Buyer in cash the amount of the Reassigned Receivables. Upon receipt of such payment from the Seller, the Buyer shall assign the Reassigned Receivables to the Seller.

                   (b) The Buyer shall use commercially reasonable efforts to collect the trade accounts receivable during the 120 days immediately following the Closing Date. Any payments received from a customer in payment of accounts receivable will be applied in the order of such customer's oldest accounts owing, unless the customer specifically in writing applies payment to a particular invoice in which case such payment shall be so applied.

                   (c) The Seller shall remit to the Buyer any monies the Seller receives from a customer in respect of the accounts receivable included in the Purchased Assets or accounts receivable arising after the Closing Date from sales of products. Such remittance shall be made within 7 days after the Seller receives such payment from the customer and shall be wire transferred to the Buyer based on wire transfer instructions provided by the Buyer to the Seller. Similarly, if the Seller pays the Buyer for the Reassigned Receivables and the Buyer receives monies from a customer for such Reassigned

Receivables, the Buyer shall remit such monies to the Seller within 15 days after Buyer receives such payment from the customer.

         6.9. EXISTING INSURANCE COVERAGE. Insurance coverage applicable to the Business shall be available to the Buyer with respect to insured occurrences or claims made relating to the Business on or prior to the Closing Date, if and only to the extent that the Buyer has assumed or paid the loss or liability attributed to such occurrences. If, after the Closing, the Seller actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were asserted on or prior to the Closing Date, then such cash proceeds shall be paid to the Buyer net of any deductible, co-payment, retro fees, self-insured premiums, defense costs or other charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which the Seller is liable, to the extent that the Buyer has assumed or paid the loss or liability attributed to such occurrences. The Buyer shall reimburse the Seller for any administrative costs, retro fees, premiums, self-insured or deductible loss costs or other expenses that the Seller is charged after the Closing by such insurance carrier relating to claims paid to the Buyer subsequent to Closing under insurance coverage and applicable to the Business prior to Closing.

         6.10.     [




                                                                ]

         6.11.     ACCESS TO AUBURN FACILITY. [

                     ] the Seller will provide the Buyer with full and complete access to the facilities at the Auburn plant for the purpose of allowing Buyer to crate, move and ship equipment and other property acquired hereunder. During the period that the Buyer needs access to such facilities, the Buyer shall be responsible for utilities, insurance, property taxes and any other expenses incurred by the Seller that are necessary to provide the Buyer with access to the facilities and to move, crate and ship equipment and other property acquired by the Buyer hereunder.


         6.12.     [


                                           ]
                                  ARTICLE VII.

                                EMPLOYEE MATTERS

         7.1. EMPLOYMENT. The Seller acknowledges that the Buyer is not employing or offering to employ any employees of the Seller as a result of the transactions contemplated by this Agreement. Following the Closing, the Seller shall continue to be responsible for all liabilities, obligations and claims relating to its Active and Inactive Employees whether arising before or after the Closing.

         7.2. NATIONAL LABOR RELATIONS ACT. Nothing in this Agreement or any related agreement shall limit the Seller from fulfilling its obligations, if any, regarding notice or effects bargaining under the National Labor Relations Act.

         7.3. NO RIGHT TO EMPLOYEES. Nothing in this Agreement or its attached Exhibits and Schedules, expressed or implied, shall confer upon any Active Employee, Inactive Employee, legal representative thereof, or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reasons of this Agreement.


                                 ARTICLE VIII.
                          SURVIVAL AND INDEMNIFICATION

         8.1. SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated herein shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that the representations and warranties shall be fully effective and enforceable only for a period of two (2) years after the Closing Date, and shall thereafter be of no further force or effect. Additionally, the parties agree that the indemnification obligations set forth in this Article VIII with respect to a misrepresentation or breach of a representation or warranty shall survive with respect to any claims made by the indemnified party in writing within the applicable survival period until finally resolved or judicially determined, including any appeal thereof.

         8.2. INDEMNIFICATION OF THE BUYER. From and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and Affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "BUYER INDEMNIFIED Party"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "LOSSES") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

                   (a) Any misrepresentation or breach of warranty made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto;

                   (b) Any failure to fulfill or satisfy any covenant or agreement made by the Seller herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto; and

                   (c) The Excluded Liabilities.

                   With respect to the indemnification for the Seller's Environmental Liabilities and Costs, the parties hereto agree that there shall be a presumption that any Environmental Liabilities and Costs whenever arising (including after Closing) based on, arising out of or otherwise in respect of the Purchased Assets, the Business, or property owned, operated, used or leased at some time by the Seller or its predecessors are the Seller's Environmental Liabilities and Costs.

         8.3. INDEMNIFICATION OF THE SELLER. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its respective legal representatives, heirs, successors, assigns, agents and Affiliates (each a "SELLER INDEMNIFIED PARTY"), forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from:

                   (a) Any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto;

                   (b) Any failure to fulfill or satisfy any covenant or agreement made by the Buyer in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto; and

                   (c) The Assumed Liabilities.

         8.4. INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS AGAINST INDEMNIFIED PARTIES.

                   (a) In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "INDEMNIFIED PARTY") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity which is not a party to this Agreement (including, without limitation, any governmental, quasi-governmental or regulatory agencies) (a "THIRD PARTY CLAIM") against such Indemnified Party, with respect to which the Buyer or the Seller (the "INDEMNIFYING PARTY"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "THIRD PARTY INDEMNIFICATION NOTICE"), to the Indemnifying Party within thirty
(30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party can demonstrate that the defense of the Third Party Claim is prejudiced by such delay or failure to notify. The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "DEFENSE NOTICE") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the

Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party.

                   (b) If the Indemnifying Party gives the Indemnified Party the Defense Notice and thereby elects to conduct the defense of the Third Party
Claim:

                       (i) the Indemnifying Party shall reimburse the Indemnified Party for any costs it has incurred and will defend the Indemnified Party against the matter with counsel of the Indemnifying Party's choice;

                       (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense;

                       (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party not to be unreasonably withheld or delayed; and

                       (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter, which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party not to be unreasonably withheld or delayed.

                   (c) If the Indemnifying Party does not give the Indemnified Party the Defense Notice and thereby elects not to conduct the defense of the Third Party Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner the Indemnified Party reasonably deems appropriate without waiving any right to indemnity therefor by the Indemnifying Party.

                   (d) The parties shall cooperate in defending any Third Party Claim. The defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of the other party.

         8.5. NOTICE OF CLAIMS. In the case of a claim for indemnification under Section 8.2 or Section 8.3 hereof, upon determination by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "INDEMNIFICATION NOTICE"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "DISPUTE NOTICE") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period, the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

                   In the event that a Dispute Notice is timely given to an Indemnified Party, the Dispute Notice shall initiate the dispute resolution mechanism set forth in Section 9.1.

         8.6.      LIMITATIONS ON INDEMNIFICATION.

                   (a) The Seller shall not be liable and the Buyer agrees not to enforce any claim for indemnification with respect to a misrepresentation or breach of a representation or warranty under this Agreement until the aggregate amount of all such claims exceeds $50,000 (the "THRESHOLD AMOUNT"), and then the Buyer shall be entitled to recover only the amount of such claims in excess of the Threshold Amount. The Buyer shall provide the Seller with written notice of all claims included in the Threshold Amount. The maximum liability of the Seller for indemnification for misrepresentation or breach of representations and warranties under Article IV shall be the Purchase Price.

                   (b) The parties shall use reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing Losses, in which case such insurance proceeds (net of the costs incurred in obtaining such proceeds) shall reduce such Losses, and, if indemnification payments shall have been received by the Indemnified Party prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Loss.

         8.7. EXCLUSIVE REMEDY. From and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy for any breach of this Agreement and all related agreements, and no other remedy shall be had in contract, tort or otherwise by the Seller and the Buyer and their respective officers, directors, employees, agents, Affiliates, attorneys, consultants, successors and assigns, all such remedies being hereby expressly waived. In addition to the foregoing, the maximum amount of the Seller's indemnification obligations for misrepresentations or breaches of representations and warranties hereunder is subject to the limitation set forth in Section 8.6(a), and the Buyer shall not be entitled to a rescission of this Agreement or any related agreement or to any further indemnification rights or claims of any nature whatsoever for misrepresentations or breaches of representations and warranties, all of which the Buyer hereby waives.

         8.8. NO OTHER REPRESENTATIONS; LIMITATIONS ON BREACH OF REPRESENTATIONS AND WARRANTIES. Notwithstanding anything to the contrary contained in this Agreement, the Buyer acknowledges and agrees that the Seller is making no representations or warranties whatsoever, express or implied, with respect to the Purchased Assets or the Business, the transactions contemplated hereby or under any related agreement or any matter related thereto, except for the representations and warranties contained in this Agreement or any related Agreement. Without limitation as to the foregoing, the Buyer acknowledges and agrees that the Seller has not made any representations or warranties to the Buyer with respect to any projections or forecasts relating to the Business or the Purchased Assets, or representations and warranties as to any other information provided to the Buyer in connection with the transactions contemplated hereby or under any related agreement.

                                  ARTICLE IX.
                                  ARBITRATION

         9.1. PROCEDURE. If, after the Closing Date, the parties should have any dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder (in each case a "DISPUTE"), then the parties will resolve such Dispute in the following manner:

                   (a) Either party may at any time deliver to the other a written notice identifying a Dispute (the "DISPUTE NOTICE"). The Dispute Notice shall initiate the dispute resolution mechanism contemplated by this Section
9.1. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response. The Dispute Notice and the response thereto shall state with particularity the facts and conditions giving rise to the Dispute and shall include (i) a statement of each party's position and a summary of arguments supporting that position and (ii) the name and title of the persons who will represent that party in the negotiations contemplated by Section 9.1(b) below.

                   (b) Within thirty (30) days after delivery of the Dispute Notice, the designated representatives of both parties shall attempt in good faith to resolve the Dispute and shall meet at a mutually acceptable time and place, and there often as they reasonably deem necessary, to attempt to resolve the Dispute. In attempting to resolve the dispute the parties may consult with a neutral third party mediator if both parties agree in writing. All negotiations pursuant to this Section 9.1(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

                   (c) If the representatives of the parties are unable to resolve the Dispute through negotiations within ninety (90) days after delivery of the Dispute Notice, then the Dispute shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as the same may be modified by the terms of this Agreement. Within ten (10) days of the expiration of the ninety (90) day period referenced in the preceding sentence, the demanding party may initiate arbitration by making a written demand for arbitration on the other party and simultaneously filing copies of the demand, together with the required fees, with the office of the AAA in New York, New York. Within ten (10) business days after receipt of such demand by the other party, each party shall designate one arbitrator and the two arbitrators named by the parties will, within ten (10) business days thereafter, select a third arbitrator (the three arbitrators being collectively referred to herein as the "ARBITRATION PANEL"). The Arbitration Panel shall cause a hearing to be held within sixty (60) calendar days after the date the third arbitrator is selected and shall render an award within ninety (90) calendar days from the commencement date of the hearing based on the unanimous or majority decision of the arbitrators.

                   (d) The place of arbitration shall be New York, New York. The parties expressly covenant and agree to be bound by the decision of the Arbitration Panel and accept any such decision as the final determination of the matter in dispute. Any decision, award and/or judgment rendered by the Arbitration Panel may be entered in any court having competent jurisdiction. (In no event shall any demand for arbitration be made after the date that institution of legal or equitable proceedings based upon the claim, dispute or other matter would be barred by this Agreement.) The expenses and fees of the Arbitration Panel shall be borne as set forth in the award of the Arbitration Panel. Each party shall bear its own legal fees and expenses.

                   (e) The Arbitration Panel is not empowered to award any damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration under this Section 9.

                   (f) This Section 9 shall not apply to any disputes between the parties involving the determination of the Final Closing Statement of Net Assets which are to be resolved by the Accounting Arbitrator pursuant to
Section 2.8.

         9.2. EXCLUSIVE PROCEDURE. The procedures specified in this Section 9 shall be the sole and exclusive procedures for the resolution of a Dispute (other than disputes submitted to the Accounting Arbitrator under Section 2.8); provided, however, that a party, without prejudice to the above procedures, may seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.


                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

         10.1. WAIVER; MODIFICATION. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by a duly authorized representative of each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         10.2. INVALIDITY. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible to as to give effect to the intentions of the provision found unenforceable or invalid.

         10.3. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         10.4. EXPENSES. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts.

         10.5. NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight couriers, with respect verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:


                   (a)     If to the Buyer:

                           c/o Cooper Industries, Inc.
                           600 Travis, Suite 5800
                           Houston, Texas  77002
                           Attention:  General Counsel
                           Telephone:  (713) 209-8407
                           Facsimile:  (713) 209-8996


                           With a copy to:

                           Cooper Industries, Inc.
                           600 Travis, Suite 5800
                           Houston, Texas  77002
                           Attention:  Executive Vice President
                                       (Automotive)-Cooper Industries
                           Telephone:  (713) 209-8442
                           Facsimile:  (713) 209-8996




                   (b)     If to the Seller:

                           c/o SL Industries, Inc.
                           520 Fellowship Road, Suite A-114
                           Mt. Laurel, New Jersey  08054
                           Attention:  Mr. Owen Farren, President and CEO
                           Telephone:  (609) 222-5550
                           Facsimile:  (609) 234-8839

                           With a copy to:

                           Glenn J. Angiolillo, Esq.
                           Cummings & Lockwood
                           Four Stamford Plaza
                           P. O. Box 120
                           Stamford, Connecticut  06904-0120
                           Facsimile:  (203) 351-4499
or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, and/or upon facsimile transmission, as the case may be.

         10.6. GOVERNING LAW; FORUM. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Subject to Section 9 including Section 9.2, the parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts sitting in New York as the sole and exclusive forum for such matters of dispute, and further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein and a party's refusal to accept any such notice shall be equivalent to service.

         10.7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10.8. HEADINGS. All headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of any provision or provisions of this Agreement.

         10.9. INTEGRATION. This Agreement, and the documents to be delivered in connection therewith, and the exhibits and schedules thereto, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements, promises, covenants, arrangements, understandings, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

         10.10. ASSIGNMENT. Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign its rights to any Affiliate of the Buyer, or any successor of the Buyer in connection with the sale of all or substantially all of the assets of the Buyer, or the merger or consolidation of the Buyer with another party, provided such Affiliate or successor agrees in writing to be bound to all of the terms and liabilities of this Agreement to the same extent that the Buyer is bound. Any assignment in contravention of this section shall be null and void.

         10.11. PUBLICITY. No party shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other party hereto, except as may be required by law or by the rules of any stock exchange, and if so required the parties shall to the extent that it is reasonably practicable consult with each other prior to such publicity. The parties agree to issue an announcement following the Closing its form and content satisfactory to each of the parties hereto.

         10.12. CERTAIN DEFINITIONS. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed in the attached Exhibit A.


                              * * * * * * * * * *

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                           SL AUBURN, INC.


                           By:_/s/_Owen Farren
                                              ---------------------
                           Name:_ Owen Farren
                                             ----------------------
                           Title:___Chairman
                                            -----------------------

                           CHAMPION SPARK PLUG COMPANY


                           By:_/s/ William J. Bolton
                                                    ---------------
                           Name:_William J. Bolton
                                                  -----------------
                           Title:__Director, Business Development
                                                                 --


        LIST OF OMITTED SCHEDULES TO ASSET PURCHASE AGREEMENT
        -----------------------------------------------------

        The Registrant agrees to submit any schedules upon request by the Commission.

         Exhibit A - Certain Definitions

         Exhibit B - Peg Statement of Net Assets

         Exhibit C - Instrument of Assumption

         Exhibit D - [              ]

         Exhibit E -Assignment and Bill of Sale

         Exhibit F - Guarantee of SL Industries

         Exhibit G -Persons with Knowledge

         Exhibit H -Allocation Schedule

         Section 1.2(g) - Excluded Personal Property

         Section 4.5 - Seller's List of Required Government Notices, Consents, Filings,
         Permits etc.

         Section 4.6 - List of Exceptions to Generally Accepted Accounting Procedures

         Section 4.9 - List of Exceptions to (a) All Outstanding Accounts and Notes
         Receivable Which Are Due and Valid Claims Against Account Debtors and (b) All
         Accounts Receivable Which Arose in the Ordinary Course of Business

         Section 4.10(b) - List of Patents, Copyrights, Servicemarks, Trademarks, Trade
         Names and registrations and applications thereof which are owned by Seller and
         Used in the Business

         Section 4.10(c) - List of Patents, Copyrights, Servicemarks, Trademarks, Trade
         Names and registrations and applications thereof which are not owned by the Seller
         (or its Affiliates) but are licensed for Use in the Business

         Section 4.11 - List of Exceptions to the Business Being Conducted in the Ordinary
         and Usual Course

         Section 4.12(a) - Material Contracts

         Section 4.12(d) - List of Third Party Consents Required Under the Material
         Contracts

         Section 4.13(a) - List of Missing Material Licenses, Franchises, Permits, Consents
         and Authorizations Necessary for the Lawful Conduct of Business

         Section 4.13(b) - Notifications of Failure to Comply with Material Laws Applicable to the Business

         Section 4.13(c) - List of All Material Licenses, Franchises, Permits, Consents,
         and Authorizations Material to and Necessary for the Lawful Conduct of the Business

         Section 4.14 - List of Investigations or Proceedings into the Business Initiated by any Regulatory Agency Within the Last Five (5) Years

         Section 4.15 - Agreements With Regulatory Agencies

         Section 4.16(a) - List of Seller's Ten Largest Customers

         Section 4.16(b) - List of Conditions or Events Which Would Have a Material
         Adverse Effect on the Seller's Relationship with its Ten Largest Customers

         Section 4.17 - List of All (a) Representatives, (b) Representatives Terminated
         Within One Year, (c) Representatives Employed Within One Year, and (d)
         Representative Agreements.

         Section 4.18 - Existing or Threatened Litigation or Disputes

         Section 4.20 - Restrictions on Seller's Ability to own, Possess or
         Use its Assets or Properties or Conduct Business or Operations, or
         Compete Against any Individual or Entity

         Section 4.21 - Powers of Attorney

         Section 4.25 - Real Property Owned by Seller

         Section 4.30 - Insurance Policies Owned by Seller

         Section 4.31 - Tax Assessments Against Seller

         Section 5.4 - Buyer's List of Required Government Notices,
         Consents, Filings, Permits etc.